Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 19, 2005
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 E-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES PRELIMINARY THIRD QUARTER
RESULTS AND CONFERENCE CALL INFORMATION

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc., (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, announced that it anticipates revenues for its third quarter ended September 30, 2005 will be approximately $41 million, which is 16% higher than the same quarter last year. Management estimates that earnings for the third quarter will be approximately $0.12 per share.

Merit management believes that earnings were impacted by lower gross margins due to the substantial expansion of facilities in South Jordan, start-up costs of the new custom procedure tray business in Richmond, Virginia, costs associated with the addition of 17 new sales representatives and several new product introductions, and increased research and development expenditures.

Although management will continue to focus on restraining costs, these expenses will persist into the fourth quarter. The four products that make up the remainder of the ‘Magnificent Seven’ – the Resolve™ locking drainage catheter, the Impress™ radiology catheter, the Honor™ hemostasis valve and the Revolution™ fixation device – are still scheduled to be released by the end of the year.

Merit management believes it can still achieve the lower end of its revenue guidance for the year, which was $167-171 million.

The Company will report its actual third quarter results after the close of the stock market on Thursday, October 27, 2005. Merit will hold its investor conference call on the same day (Thursday, October 27, 2005) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The telephone numbers to call are (domestic) 800-240-2134; and (international) 303-205-0066.

A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. Then click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page.  The webcast will be archived on both sites.  There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals. Merit employs approximately 1,500 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Jackson, New Jersey; Maastricht, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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